FORM OF LEASE AGREEMENT

THIS LEASE AGREEMENT, made this 29th day of July, 2004, by and between THE MILLER REALTY GROUP, LLP, a Limited Liability Partnership with a place of business at 599 Avenue D, Williston, County of Chittenden, State of Vermont (hereinafter called "Landlord"), and THE VERMONT TEDDY BEAR CO., INC., a New York Corporation with a place of business in Shelburne, County of Chittenden and State of Vermont (hereinafter called "Tenant").

W I T N E S S E T H:

SECTION 1. Demise, Description of Premises.

Landlord has acquired certain development rights pursuant to the Declaration of Shelburne South Commercial Park Condominium, dated July 17, 2000, and recorded in Volume 241, Pages 37-60 of the Shelburne Town Land Records (the "Declaration"), that will allow Landlord to develop, and add to the Condominium as Unit #2A, a building bearing a footprint of 120,800 square feet and related improvements (together the "Facility"), depicted on plans entitled "The Miller Realty Group, LLP VERMONT TEDDY BEAR Assembly & Shipping Facility South Park Road, Shelburne, VT OVERALL SITE PLAN", Sheet No. 1, prepared by Lamoureux & Dickinson Consulting Engineers, Inc., dated April 5, 2004 (Exhibit A hereof) (hereinafter, the "Premises"). Landlord does hereby agree to construct the Facility and rent and lease the Premises unto Tenant upon completion thereof as hereinafter provided. Tenant does hereby agree to hire and rent the Premises from Landlord, upon the terms and conditions set forth in this Agreement. The Facility shall be constructed by the Landlord in accordance with the plans and specifications attached to this Lease Agreement as Exhibit B.

SECTION 2. Initial Term of Lease.

Said Premises are hereby leased to Tenant, subject to all of the terms and conditions contained herein, for an initial term of ten (10) years commencing on the date that Landlord provides to Tenant (i) a certificate that the Facility is substantially complete and suitable for occupancy by Tenant and (ii) a Certificate of Occupancy from the Town of Shelburne (the "Commencement Date") unless said term be sooner terminated as hereinafter provided (the "Initial Term"). Landlord shall deliver the Facility substantially complete and suitable for occupancy by Tenant and with a Certificate of Occupancy no later than October 1, 2004.

SECTION 3. Base Rent; Adjustments.

(a) Tenant agrees to pay the Landlord, without demand or set off, rent as follows:

(1) Seven Hundred Sixty Seven Thousand Five Hundred Sixty Eight Dollars and 96/100 ($767,568.96) per year, payable in equal monthly installments of Sixty Three Thousand Nine Hundred Sixty Four Dollars and 08/100 ($63,964.08) on the first day of each month, in advance, commencing on October 1, 2004, and thereafter each month through the Lease Term. In the event that Landlord shall fail to delivery the facility substantially complete by October 1, 2004 as described in Section 2 hereof, monthly rent shall abate on a per diem basis until the Landlord has complied with Section 2 hereof.

(b) The Base Rent set forth in Section 3(a)(1) above shall be increased as of October 1, 2005, and annually on every October 1 thereafter during the term hereof by an amount equal to the percentage increase in the CPI-U as defined herein over the Base Rent for the preceding twelve-month period, but in no event shall such increase exceed five percent (5%) of the Base Rent for the preceding twelve-month period. For these purposes the CPI-U is defined to be the "Consumer Price Index - All Urban Consumers - Northeast Region - Population Size Class C (50,000 - 500,000), All Items (1982 - 1984 equals 100 hereinafter called the 'Index')", published by the Bureau of Labor Statistics, United States Department of Labor. In the event that the Department of Labor ceases to publish the CPI-U Index during the Initial Term or any renewal thereof, the Landlord shall select an alternative index and shall so notify Tenant. Said alternative index shall use comparable statistics on the purchasing power of the consumer dollar, including the same or comparable region and population.

(c) Interest shall accrue at the rate of fifteen percent (15%) per annum on any Rent, real estate taxes, association fees, or other charges payable to Landlord not paid within twenty (20) days from the date due.

SECTION 4. Rent Net to Landlord.

It is the intention of the parties that the rent paid by Tenant to Landlord shall be absolutely net to Landlord and the terms and provisions of this Lease shall be interpreted and construed to that effect. All costs associated with taxes, utilities, operation and maintenance of the premises shall be separately assessed, metered or apportioned to the Tenant as follows:

(a) Taxes: Tenant shall pay all real and personal property taxes and other municipal charges levied against the Premises.

(b) Insurance: Tenant shall pay the cost of all insurance to be furnished by Tenant pursuant to Section 7 hereof;

(c) Utilities: Tenant shall pay all costs of utility services including without limitation charges for electricity, gas, telephone.

(d) Association Fees: Tenant shall pay the cost of any fee assessed by an Association to which the Premises are a part.

(e) Maintenance and Repairs: Tenant shall provide for maintenance and repairs, at its own cost and expense, pursuant to Section 9(b) hereof.

If any governmental authority imposes, assesses or levies a gross receipts tax on rent or any other tax upon Landlord as a substitute in whole or in part for real estate tax or assessment, the substitute tax shall be deemed to be a real property tax and shall be deemed to have been levied upon the Premises. Real estate taxes shall not, however, include income taxes except for that portion of the income tax which is the substitute for the real estate taxes which were formerly collected to support local public elementary and secondary education.

Tenant or its designee shall have the right to contest and review all such taxes by legal proceedings, or in such other manner as it may deem suitable (which, if instituted, Tenant or its designee shall conduct promptly at its own cost and expenses, and free of any expense to Landlord and, if necessary, in the name of and with the cooperation of Landlord and Landlord shall execute all documents necessary to accomplish the foregoing).

SECTION 5. Use of the Property.

Tenant shall use the Premises for office/manufacturing/warehousing and for lawful purposes related thereto.

If the Tenant changes it initial use of the Premises in a manner that necessitates application for zoning or planning approval or compliance with other municipal or state regulations, or installation of additional or new fixtures, systems or improvements at any time during the term of this Lease or any renewals thereof, Tenant will prosecute and bear the cost of such applications, installation and/or changes necessary to obtain compliance and approval and Landlord will cooperate and join in such proceedings as owner thereof.

The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create nuisance or trespass, nor in any manner to invalidate the insurance.

SECTION 6. Representations and Warranties.

Each signatory to this Lease warrants and represents that he or she has been duly authorized to execute this Lease on behalf of the party, that all required notices, votes and actions were taken by the party to enter into this Lease, and that this Lease is a valid and binding obligation of the party.

SECTION 7. Insurance.

The Tenant covenants to provide on or before the commencement of the initial term of this Lease Agreement and to keep enforced during the initial term or any renewal term:

(a) Pay for and maintain a policy or policies of general liability insurance issued by companies licensed in Vermont, indemnifying Landlord, Tenant, mortgagee or mortgage guarantor as their interests may appear, against all claims or demands for personal injuries to or death of any person, and damage to or destruction or loss of property, which may or may be claimed to have occurred on the Premises or in the vicinity of same, such policies to be in such amounts as Landlord may from time to time reasonably request based on coverage maintained on comparable properties in Vermont, but in any event, in an amount not less than $2,000,000.00 for injury to or death of any one or more persons in any single accident, and not less than $500,000.00 for damage to or destruction of property. Tenant shall deliver a certificate evidencing that such insurance coverage is in full force and effect upon demand by Landlord. Said policy or policies shall provide that there will be no termination without at least thirty (30) days' advance written notice to Landlord of the intent to terminate. Should Tenant's use and occupancy of the Premises make it prudent in the Landlord's reasonable judgment to require special insurance coverage, Landlord may notify Tenant of the additional insurance requirements and Tenant shall promptly obtain such policies.

(b) Insure the Premises for loss, damage or destruction by fire and other casualty, including fire, vandalism, malicious mischief, flood, sprinkler leakage and all other matters covered by a standard extended coverage endorsement for one hundred percent (100%) of full insurable replacements costs.

(c) To the extent permitted by such policies and without voiding the insurance provided thereby, the Landlord and Tenant hereby waive their rights of subrogation. This paragraph shall not, however, in any manner limit the liability of the Tenant or the Landlord for damage to property or persons as a result of the negligence on the part of either party. Tenant shall furnish to Landlord upon request the policy or policies required herein.

SECTION 8. Option to Extend.

So long as Tenant is not in default hereunder Tenant shall have the option to extend the Initial Term for three (3) additional five-year terms under all the same conditions as set forth herein with the exception of the amount of the Base Rent as described in Section 3 hereof. In the event that the Tenant intends to exercise the option granted hereunder, the Tenant shall give the Landlord written notice of Tenant's intent to exercise said option to extend the term of the Lease as provided in Section 3 hereof at least one hundred twenty (120) days but no more than one hundred eighty (180) days prior to the expiration of the then current term. The Base Rent for each extension term shall be that amount then due at the expiration of a term increased by an amount equal to the percentage increase in the CPI-U defined in 3(b) above for the preceding twelve-month period, but in no event shall such increase exceed five percent (5%) for the preceding twelve-month period.

SECTION 9. Repairs, Maintenance and Alteration.

(a) Landlord's Obligations.

Landlord covenants and agrees, during the Initial Term and any extension, if this Lease is extended, to perform necessary repairs and replacement to the roof, building foundation and structural walls of buildings which comprise the Premises or in which the Premises are located at its cost and expense, to the quality and class at least equal to the original work properly executed. Landlord shall not be required to make any such repairs where same were caused or occasioned by an act or omission or negligence of Tenant, any sub-Tenant or their employees, agents, invitees, licensees, visitors or contractors. Except for Landlord's negligence and/or intentional acts or those of its agents, servants, assigns, invitees or employees in the performance of Landlord's obligations as set forth in this Section, Landlord shall not be liable for interruption in or cessation of any service rendered to the Premises due to any cause beyond the Landlord's control including, but not limited to: any accident; the making of repairs, alterations, or improvements; labor difficulties; fuel and electric supplies or shortages.

(b) Tenant's Obligations.

Except for maintenance and repair to be performed by Landlord pursuant to Section 9(a) hereof, Tenant shall, at its own cost and expense:

(1) keep and maintain in good order, condition and repair, the Premises, and each and every part thereof;

(2) Tenant shall make all repairs and replacements to the Premises made necessary as a result of its negligence and shall make all non-structural repairs and replacements to the Premises that are reasonably required to keep and maintain the Premises in good order and repair. Tenants shall perform or cause to be performed, regular periodic and preventive maintenance on all heating, air conditioning, plumbing and similar systems located within the Premises.

(3) Tenant shall not install, operate or maintain any electrical equipment which will overload the electrical system, or any part thereof, beyond its reasonable capacity for safe and proper operation as determined by the Landlord, or which does not bear underwriter's approval; Tenant shall not perform, or permit to be performed, any act or carry on any practice which may damage, mar or deface the Premises.

(4) Tenant shall not store materials or equipment outside the buildings on the Premises if such outside storage is prohibited by applicable permits.

(5) Tenant shall place all trash in receptacles in areas designated by Landlord and provide for removal of same.

(6) Tenant shall not use or occupy the Premises in a manner which would unreasonably disturb other tenants or adjoining property owners.

Notwithstanding anything to the contrary contained in this subsection (b), Tenant shall not be required to perform any repair or maintenance covered by any warranty received by Landlord from its contractors or suppliers unless and until Landlord shall have assigned to Tenant its warrantee rights with respect to the required repair or maintenance. Landlord shall cooperate with Tenant in pursuing any warranty claims that Landlord or Tenant might have against Landlord's contractors or suppliers.

Upon the default of Tenant in making such repairs and replacements, the Landlord may, but shall not be required to, make such repairs and replacements for the Tenant's account and the expenses thereof shall be collectable against Tenant as additional rent. If the Landlord desires to make any such repairs and replacements, the Landlord shall obtain the prior consent of the Tenant before making such repairs and replacements, unless an emergency exists that makes Tenant's prior consent impracticable.

SECTION 10. Force Majeure.

During the Lease Term, Landlord or Tenant shall not be required to perform any term, condition, or covenant in this Lease so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, epidemics, cyclones, floods, drought, or by reason of war, declared or undeclared revolution, civil commotion or strife, acts of public enemies, blockade or embargo, or by reason of any new law, proclamation, regulation, ordinance or demand by any government authority, and any other cause not reasonably within the control of Landlord or Tenant and which, by the exercise of due diligence, Landlord or Tenant is unable, wholly or in part, to prevent or overcome.

SECTION 11. Reserved Access Rights of Landlord.

Landlord reserves the right to enter the Premises during Tenant's regular business hours to make reasonable inspections, to make such repairs, alterations or additions as may be required or permitted under the provisions of this Lease; to exhibit reasonably the Premises to prospective purchasers or to perform any act related to the safety, protection or preservation of the Premises; and during the three month period prior to the end of the leased term, for the purposes of exhibiting reasonably the Premises to prospective Tenants. Landlord shall exercise these reserved rights of access in a manner that minimizes the disruption of Tenant's business operations.

SECTION 12. Quiet Enjoyment.

Landlord covenants that the Tenant upon paying the rent and complying with the provisions of this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the term of this Lease.

SECTION 13. Alterations, Improvements, and Additions.

No alterations, improvements or additions to the Premises shall be made by Tenant without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. All fixtures installed in the Premises by Tenant shall automatically become the property of Landlord and shall not be removed upon the expiration or termination of this Lease; provided, however, that Tenant shall be entitled to remove the following from the Premises, which shall not be considered fixtures and shall remain at all times the personal property of Tenant: all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment, racks and shelving.

SECTION 14. Hazardous Materials.

(a) Tenant shall not use, transport, store, dispose of or in any manner deal with hazardous materials on the Premises or any adjacent lands and premises of Landlord (collectively the "Property"), except in compliance with all applicable federal, state and local laws, ordinances, rules and regulations. The term "hazardous materials" as used in this Lease shall include, without limitation, gasoline, petroleum products, explosives, radioactive materials, or any other substances or materials defined as a hazardous or toxic substance or material by any federal, state or local law, ordinance, rule or regulation.

(b) Except as provided in Section 14(c), Tenant unconditionally and irrevocably indemnifies and agrees to defend and hold harmless Landlord and its officers, employees, agents, contractors and those claiming by, through or under Landlord, from and against all loss, cost and expense (including attorneys' fees) of whatever nature suffered or incurred by Landlord on account of the existence at or on the Property, or the release or discharge at, on, from or to the Property, during the Lease Term, of any hazardous material, including any claims, costs, losses, liabilities and expenses arising from the violation (or claimed violation) of any law, rule, regulation or ordinance or the institution of any action by any party against Tenant, Landlord or the Property based upon nuisance, negligence or other tort theory alleging liability due to the improper generation, storage, disposal, removal, transportation or treatment of any hazardous material or the imposition of a lien on any part of the Property under any law pursuant to which a lien or liability may be imposed on Landlord due to the existence of any hazardous material. Tenant unconditionally and irrevocably guarantees the payment of any fees and expenses incurred by Landlord in enforcing the liability of Tenant and this indemnification should Landlord prevail in such action. If any Remedial Work is required because of, or in connection with, any occurrence or event covered by the indemnity set forth in this Section 14(b), Tenant shall either perform or cause to be performed the Remedial work in compliance with the applicable law, regulation, order or agreement, or shall promptly reimburse Landlord for the cost of such Remedial Work. If Tenant elects to perform the Remedial Work, all Remedial Work shall be performed by one or more contractors selected by Tenant and approved in advance in writing by Landlord and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord. Otherwise, Landlord shall select the contractor(s) and the consulting engineer. All costs and expenses of such Remedial Work shall be paid either directly, or in the form of reimbursement to Landlord, by Tenant including without limitation, the charges of such contractor(s) and the consulting engineer, and Landlord's reasonable attorneys' fees and costs incurred in connection with monitoring or review of such Remedial Work. If Tenant shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Work, Landlord may cause such Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith, shall be covered by the indemnity set forth in this Section 14(b). All such costs and expenses shall be due and payable upon demand therefor by Landlord.

(c) Landlord unconditionally and irrevocably indemnifies and agrees to defend and hold harmless Tenant and its officers, employees, agents, contractors and those claiming by, through or under Tenant, from and against all loss, cost and expense (including attorneys' fees) of whatever nature suffered or incurred by Tenant on account of the existence at or on the Property, or the release or discharge at, on, from or to the Property, prior to the Commencement Date or thereafter if such release or discharge is caused by the Landlord, its officers, employees, agents or contractors, of any hazardous material, including any claims, costs, losses, liabilities and expenses arising from the violation (or claimed violation) of any law, rule, regulation or ordinance or the institution of any action by any party against Tenant, Landlord or the Property based upon nuisance, negligence or other tort theory alleging liability due to the improper generation, storage, disposal, removal, transportation or treatment of any hazardous material or the imposition of a lien on any part of the Property under any law pursuant to which a lien or liability may be imposed on Tenant due to the existence of any hazardous material. Landlord unconditionally and irrevocably guarantees the payment of any fees and expenses incurred by Tenant in enforcing the liability of Landlord and this indemnification should Tenant prevail in such action. If any Remedial Work is required because of, or in connection with, any occurrence or event covered by the indemnity set forth in this Section 14(c), Landlord shall perform or cause to be performed the Remedial Work in compliance with the applicable law, regulation, order or agreement. If Landlord elects to perform the Remedial Work, all Remedial Work shall be performed by one or more contractors selected by Landlord and approved in advance in writing by Tenant and under the supervision of a consulting engineer, selected by Landlord and approved in advance in writing by Tenant. Otherwise, Tenant shall select the contractor(s) and the consulting engineer. All costs and expenses of such Remedial Work shall be paid either directly, or in the form of reimbursement to Tenant, by Landlord including without limitation, the charges of such contractor(s) and the consulting engineer, and Tenant's reasonable attorneys' fees and costs incurred in connection with monitoring or review of such Remedial Work. If Landlord shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Work, Tenant may cause such Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith, shall be covered by the indemnity set forth in this Section 14(c). All such costs and expenses shall be due and payable upon demand therefor by Tenant.

(d) The obligations of Landlord and Tenant under this Section 14 shall survive the termination of this Agreement.

SECTION 15. Fire and Other Casualty.

(a) If the Premises or any portion thereof is damaged by fire or any other casualty and is unable to be occupied by Tenant, a proportionate part of the rent shall be abated and suspended until the Premises can again be fully occupied and has been restored to their former condition by Landlord, and this Lease shall remain in full force and effect. In the alternative, Landlord may, at its sole discretion, but not later than sixty (60) days following the damage, give Tenant notice of Landlord's election to terminate this Lease. If the Landlord does not terminate the Lease as aforesaid, Landlord shall commence restoration or repair of the Premises within ninety (90) days after the date of the damage and shall complete restoration or repair in a diligent manner, but in no event more than one hundred fifty (150) days after the date of the damage, unless Tenant has agreed, in writing, to a longer period of time. In the event that Landlord fails to repair or restore the Premises in the manner set forth herein or otherwise fails to pursue such restoration or repairs in a diligent manner, the Tenant may terminate this Lease thirty (30) days after Tenant notifies Landlord in writing of such default and Landlord fails to make or complete said repairs or restoration within said thirty (30) day period.

(b) Termination of this Lease in accordance with the foregoing provisions shall not prejudice the rights and remedies of Landlord and Tenant under this agreement prior to such termination, and any rent owing shall be paid up to such date and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant.

SECTION 16. Eminent Domain.

During the term of this Lease, if the whole of the Premises or such portion which materially adversely affect the Tenant's use and enjoyment of the Premises is taken in a condemnation proceeding or by any right of eminent domain, this agreement, at the option of Tenant, shall terminate on the date of such taking, and the rent and any additional rent reserved herein shall be apportioned and paid to the date of such taking. The Tenant shall have no interest in any damages awarded the Landlord in compensation for any taking in condemnation or eminent domain with respect to the value of the Property and the Facility. The Tenant may maintain a separate action for any damages sustained by Tenant by reason of said condemnation or proceeding for the taking of Tenant's leasehold estate, including personal property, trade fixtures and business loss.

In the event of a partial taking that does not materially adversely affect Tenant's use and enjoyment of the Premises, Landlord shall diligently restore the Premises to the extent feasible and the rent and additional rent shall be adjusted in an equitable manner.

SECTION 17. Default after Occupancy.

If any one or more of the following events ("Events of Default") shall occur:

(a) if the Tenant shall fail to pay any Basic Rent, or other sum payable hereunder as the same becomes due and payable within ten (10) days after written notice from Landlord; or

(b) if the Tenant shall fail to perform or comply with any terms of this Lease other than those referred to in subparagraph (a) above or with any term of any other agreement between the parties, and such failure shall continue for more than thirty (30) days after the Tenant receives notice from Landlord or knowledge of such failure; provided, however, that if such default cannot reasonably be cured within said thirty (30) days period, no Event of Default shall occur if Tenant commences to cure within said thirty (30) day period and diligently pursues such cure; or

(c) if the Tenant shall make a general assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Tenant or any material part of its properties; or

(d) if, within ninety (90) days after the commencement of any proceeding against the Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or stayed (or within ninety (90) days after the expiration of any such stay such proceeding shall not have been dismissed), or if, within ninety (90) days after the appointment without the consent or acquiescence of the Tenant of any trustee, receiver or liquidator of the Tenant or of any material part of its properties, such appointment shall not have been vacated or stayed (or within ninety (90) days after the expiration of any such stay such appointment shall not have been vacated).

Then and in such event, regardless of the pendency of any proceeding which has or might have the effect of preventing the Tenant from complying with the terms of this Lease, the Landlord may at any time thereafter, during the continuance of any such default, give a written termination notice to the Tenant specifying the Event of Default and a date (not less than ten days from the date of giving such notice) on which this Lease shall terminate, and on such date, subject to the provisions of this Lease relating to the survival of Tenant's obligations, the term of this Lease shall terminate by limitation and all rights of the Tenant under this Lease shall cease.

Upon an Event of Default and subsequent termination of this Lease, Tenant shall immediately vacate the Premises and surrender the same to Landlord in good condition, reasonable wear and tear excepted. Thereafter, Landlord shall use commercially reasonable efforts to relet the Premises and Tenant shall pay to Landlord on the last day of each month, an amount equal to the average monthly rental due from Tenant for the twelve (12) months immediately prior to such termination, less the sum of the net receipts, if any to Landlord from the reletting of the Premises (such net receipts to be computed by deducting from the gross receipts such expenses of Landlord in connection with putting the Premises in good order and repair and with reletting the same, including all legal, brokerage and other costs incurred in connection therewith and/or on account of Tenant's default). Tenant's obligation to continue to pay rent shall continue until the last day of the term of this Lease as if this Lease had not in fact been terminated. If, after an Event of Default and termination, Tenant fails to vacate and surrender the Premises, Tenant shall pay all costs reasonably incurred by Landlord in requiring Tenant to vacate, including reasonable attorneys' fees and disbursements.

SECTION 18. Liability and Indemnification.

(a) Tenant shall indemnify Landlord and save Landlord harmless from suits, actions, damages, liability and expense in connection with loss of life, bodily or personal injury or property damage arising from or out of the use or occupancy of the Premises or any part thereof, except those arising from or out of any act or omission of Landlord, or its agents, contractors, employees, servants, invitees, licensees, or concessionaires or a breach by Landlord of its obligations under this Lease Agreement, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, invitees, licensees, or concessionaires, and Tenant shall indemnify Landlord and save Landlord harmless from such suits, actions, damages, liability and expense arising out of or caused by such breach, act or omission.

(b) Tenant shall give prompt notice to Landlord in case of fire or accidents on the Premises or of defects therein or in any fixtures or equipment.

(c) Landlord shall indemnify Tenant and save Tenant harmless from suits, actions, damages, liability and expense in connection with loss of life, bodily or personal injury or property damage arising from any act or omission of Landlord, its agents, contractors, employees, servants, invitees, licensees, or concessionaires, or a breach by Landlord of its obligations under this Lease Agreement and Landlord shall indemnify Tenant and save Tenant harmless from such suits, actions, damages, liability and expense arising out of or caused by such breach, act or omission.

SECTION 19. Accord and Satisfaction.

No payment by Tenant or receipt by Landlord of a less amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall an endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in the Lease provided. Partial payment shall only be construed as an accord and satisfaction if specifically set forth in a separate instrument signed by Landlord.

SECTION 20. Subordination, Attornment and Collateral Assignment.

(a) At the option of Landlord or any mortgagee, this Lease Agreement and the Tenant's interest hereunder, shall be subject and subordinate, upon terms and conditions consistent with this Agreement, to any mortgage, deed of trust, or any method of financing or refinancing now or hereafter placed against the Premises and to all renewals, modifications, replacements, consolidations and extensions thereof, provided that no subordination or subjecting of this Lease Agreement and Tenant's interest shall be effective until Landlord has obtained and delivered to Tenant a fully executed non-disturbance agreement in form satisfactory to Tenant, providing that so long as the Tenant performs all of its obligations hereunder and agrees to attorn to such mortgagee or beneficiary of deed of trust, then Tenant's right to possession under this Lease Agreement shall remain in full force and effect for the full term hereof, as extended, and further assurances from said mortgagee that it will claim no interest in Tenant's personal property of any kind or nature.

(b) If the holder of record of a first mortgage of Landlord's interest in the Premises shall have given prior written notice to Tenant that it is the holder of said mortgage and that such notice includes the address at which notices to such mortgagee are to be sent, then Tenant agrees to give notice to the holder of record of such first mortgage, simultaneously with any notice given to Landlord to correct any default of Landlord as hereinabove provided, and shall permit the holder of record and such first mortgage to, within thirty (30) days after receipt of said notice, correct or remedy such default before Tenant may take any action under this Lease by reason of such default.

(c) Tenant shall, in the event of the sale or assignment of Landlord's interest in the Premises, or in the event of the issuance of a certificate of non-redemption in any proceedings brought for the foreclosure of a mortgage of Landlord's interest in the Premises, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Premises, attorn to the purchaser or foreclosing mortgagee and recognize such purchaser or foreclosing mortgagee as Landlord under this Lease, provided that any defaults are cured as provided in Section 20(b) above.

(d) Notwithstanding any provision elsewhere in this Lease Agreement, the Tenant shall have the right to mortgage, grant a security interest in, or assign its interest in this Lease Agreement as collateral for loans (including renewals, modifications, replacements, consolidations and extensions thereof) from time to time without Landlord's prior consent or the prior consent of any mortgagee holding a mortgage on the Demised Premises, provided that no such mortgage, security interest or assignment shall extend to or affect the fee, the reversionary interest, or the estate of the Landlord or any mortgagee in and to the fee to the Demised Premises.

SECTION 21. Estoppel Certificates.

Either party, upon written request of the other, shall furnish to the other party, a statement duly executed and acknowledged, to any mortgagee or purchaser, or any other person or entity specified in such request:

(a) as to whether this Lease has been amended and the substance of such amendment;

(b) as to the validity and force and effect of this Lease;

(c) as to the existence of any default hereunder;

(d) as to the existence of any offsets, counterclaims or defenses hereto on the part of the party executing the certification; and

(e) as to any other matters as may reasonably be so requested, so long as any requested provisions do not alter the provisions of this Lease Agreement.

This statement must be furnished within ten (10) days after receipt of the request and the contents thereof shall be binding upon the party executing the certification.

SECTION 22. Surrender of Premises; Holding Over.

(a) At the expiration of the Lease Term or any Extension Term, Tenant shall surrender the Premises in the same condition in which they were upon the Commencement Date, reasonable wear and tear excepted, and shall deliver all keys and combinations to locks to Landlord. Before surrendering said Premises, Tenant shall remove all personal property including all trade fixtures, and shall repair any damage caused thereby as provided in Section 10(b). Tenant's obligation to perform this provision shall survive the Lease Term. If Tenant fails to remove its property upon the expiration of the Lease Term, Landlord may, among other remedies, cause such properties to be removed and disposed of with the costs of such removal and disposal to be borne by the Tenant.

(b) Any holding over after the expiration of the Lease Term or any renewal term shall be construed to be a tenancy at will, and shall be on the terms herein so far as is applicable, except that Landlord reserves the right to increase the Base rent upon thirty (30) days' advance written notice to Tenant, and such tenancy shall be terminated upon thirty (30) days' advanced written notice by either party.

SECTION 23. Successors and Assigns.

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties; and if there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of the Tenant unless the assignment to such assignee has been approved by Landlord in writing, as provided in Sections 20 and 24 hereof.

SECTION 24. Assignment, Subletting.

Except as provided in Section 20(d) hereof, the Tenant shall not assign this Lease, or sublet the Premises nor any part thereof without the written consent of the Landlord; provided, however, that such consent shall not be unreasonably withheld or delayed upon the Landlord having been provided adequate information to make an informed judgment that any assignee or subtenant has the financial ability to carry out the terms and obligations of this Lease, or the terms of the proposed sublease, and upon securing written confirmation from Tenant that it shall remain fully liable for the performance of this Lease.

SECTION 25. Non-Waiver.

(a) No agreement to accept a surrender of the Premises prior to the expiration of the Lease Term shall be valid unless in writing and signed by an authorized representative of Landlord. The delivery of keys by or on behalf of Tenant for any part of the Premises to any employee or partner of Landlord or to Landlord's agent or any employee of such agent shall not operate as a termination of this Lease or as a surrender of the Premises.

(b) The failure of Landlord or Tenant to seek redress for violation or breach of, or to insist on the strict performance of, any covenant of this Lease whether by express waiver or otherwise, shall not be construed as a waiver of any subsequent violation or breach or the same covenants.

(c) The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.

(d) The failure of Landlord to enforce any of the rules and regulations against Tenant or any other tenant in the Property shall not be deemed a waiver of any such rule or regulation.

(e) Landlord's consent to, or approval of, any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent similar act by Tenant.

SECTION 26. Severability.

It is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision valid, then the provision shall have the meaning which renders it valid. If any term or provision or any portion thereof of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

SECTION 27. Entire Agreement, Applicable Law.

This Lease with any exhibits and riders attached hereto contains the entire agreement of the parties and no representations, inducements, promises or agreements not embodied herein shall be of any force or affect, unless the same are in writing and signed by or on behalf of the party to be charged. The captions of particular sections are inserted as a matter of convenience and in no way affect or define the scope or intent of this Lease or any provision thereof. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Vermont.

SECTION 28. Captions.

The captions and numbers appearing herein are inserted only as a matter of convenience and are not intended to define, limit, construe, or describe the scope or intent of any section or paragraph, nor in any way affect this Lease.

SECTION 29. Notices.

Any notice required to be given by the terms of this Lease shall be in writing, and if mailed, deemed received three (3) days after deposit in the United States mails, or if transmitted by facsimile, deemed received on the date of such facsimile.

If to Landlord: The Miller Realty Group, LLP

599 Avenue D

Williston, VT 05495

If to Tenant: The Vermont Teddy Bear Co., Inc.

6655 Shelburne Road

Shelburne, VT 05482

ATTN: Elisabeth B. Robert, CEO

SECTION 30. Recording.

Landlord and Tenant agree that this Agreement shall not be recorded. Recordation of this Lease in a public record shall automatically terminate this Lease and it shall be null, void, and of no further force and effect unless Landlord specifically nullifies the automatic termination in writing. At Tenant's option and expense, a memorandum of lease may be recorded in accordance with 27 V.S.A. subsection 341(c).

SECTION 31. Waiver of Jury Trial.

In the event the Landlord shall commence any summary proceedings or action for non-payment of rent or additional rent hereunder, Tenant shall not interpose any counterclaim of any nature or description in such proceeding or action, except for mandatory counterclaims, but shall advance any claim which it may have in and independent proceeding. The parties hereto waive a trial by jury on any and all issues arising in connection therewith, or the Tenant's use or occupancy of the Premises. In the event Tenant shall commence any action against Landlord for failure to perform any of the covenants or agreements herein contained to be kept and fulfilled on the part of the Landlord, the parties hereto waive a jury trial on any and all issues arising in connection therewith.

SECTION 32. Rights Under Declaration.

For so long as no Event of Default has occurred under this Lease Agreement, Tenant shall have the right to exercise all of Landlord's rights as an Owner of Unit 2A under the Declaration, including without limitation, serving as Landlord's representative on the Board of Directors of the Association and casting Landlord's vote at any meeting of the Unit Owners; provided, however, that Tenant shall not be entitled to case any vote in the name of Landlord that would amend in any manner the Declaration or the Bylaws of the Association without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement, as of the date first above-written.

IN PRESENCE OF:

THE MILLER REALTY GROUP, LLP, Landlord

_________________________ By:__________________________________

Its Duly Authorized Agent

THE VERMONT TEDDY BEAR CO., INC.,

Tenant

___________________________ By:__________________________________

Its Duly Authorized Agent

STATE OF VERMONT

CHITTENDEN COUNTY, SS.

At Williston in said County and State, this _____ day of July, 2004, personally appeared TIMOTHY R. MILLER, Duly Authorized Agent of THE MILLER REALTY GROUP, LLP, and he acknowledged the foregoing instrument, by him subscribed, to be his free act and deed and the free act and deed of THE MILLER REALTY GROUP, LLP.

Before me, ______________________

Notary Public

STATE OF VERMONT

CHITTENDEN COUNTY, SS.

At ________________________ in said County and State, this _____ day of July, 2004, personally appeared ______________________, Duly Authorized Agent of THE VERMONT TEDDY BEAR CO., INC., and he/she acknowledged the foregoing instrument, by him/her subscribed, to be his/her free act and deed and the free act and deed of THE VERMONT TEDDY BEAR CO., INC.

Before me, ______________________

Notary Public